EXHIBIT (12)

HELLER FINANCIAL, INC. AND SUBSIDIARIES

                        COMPUTATION OF RATIO OF EARNINGS
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                   (unaudited)
                             (dollars in millions)


                                                                                                    For the Three
                                                                                                     Months Ended
                                                                                                    March 31, 2001
                                                                                                       Restated
                                                                                                    ---------------
Net income before income taxes, minority interest, and cumulative effect of
     change in accounting for derivatives Restated...............................................         $  70

Add-Fixed charges
     Interest and debt expense...................................................................           249
     One-third of rentals........................................................................             2

             Total fixed charges.................................................................           251

Net income, as adjusted..........................................................................         $ 321

Ratio of earnings to fixed charges...............................................................         1.28x

Preferred stock dividends on a pre-tax basis.....................................................         $  10
                                                                                                    ---------------
             Total combined fixed charges and preferred stock dividends..........................           261
                                                                                                    ---------------
Ratio of earnings to combined fixed charges and
     preferred stock dividends...................................................................         1.23x


     For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" includes income before income taxes, the minority interest, the cumulative effect of change in accounting for derivatives, and fixed charges. "Combined fixed charges and preferred stock dividends" includes interest on all indebtedness, one-third of annual rentals (approximate portion representing interest) and preferred stock dividends on a pre-tax basis.